Exhibit 99.1

CONTACT:

Investor Relations

James Winslow, Executive VP & CFO

(773) 890-1010

FOR IMMEDIATE RELEASE

HOME PRODUCTS INTERNATIONAL, INC. ANNOUNCES

FILING OF STATE COURT COMPLAINT

Chicago, IL, June 10, 2004 – Home Products International, Inc. (Nasdaq SmallCap: HOMZ) (the “Company”), a leader in the housewares industry, announced today that a complaint has been filed in the Chancery Division of the Circuit Court of Cook County, Illinois, against the Company and members of its board of directors. The complaint purports to be filed by a stockholder of the Company and relates to the transactions set forth in the definitive Agreement and Plan of Merger dated June 2, 2004, for the acquisition of all of the Company’s outstanding shares of common stock for $1.50 cash per share by JRT Acquisition, Inc., an entity formed by James R. Tennant, the Company’s Chairman and Chief Executive Officer (the “Merger Agreement”). The complaint includes a request for a declaration that the action be maintained as a class action and seeks, among other relief, injunctive relief enjoining the Company from consummating the transactions set forth in the Merger Agreement and rescinding the transactions already entered into pursuant to the Merger Agreement. The complaint alleges, among other things, that the consideration to be paid under the Merger Agreement is inadequate and that the Company’s board of directors breached their fiduciary duties of loyalty, due care, independence, good faith and fair dealing by entering into the Merger Agreement.

The Company and its board of directors believe that the complaint against them is without merit and intend to vigorously contest the lawsuit.

In addition, the Company notes that it may not rely upon the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995 in connection with the transactions set forth in the Merger Agreement. Accordingly, all references to the Private Securities Litigation Reform Act of 1995 in the Company’s previous public communications and filings relating to such transactions should be disregarded.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares, nor is it a solicitation of a proxy to vote in connection with the transaction. In connection with the merger, the Company will file a proxy statement and other relevant documents concerning the transaction with the SEC. The proxy statement will be sent to the stockholders of the Company. Before making any voting or investment decision with respect to the merger, stockholders of the Company are urged to read the proxy statement and any other relevant documents filed with the SEC when they become available because they will contain important information about the merger. Investors and security holders can obtain free copies of the proxy statement and other documents filed with the SEC when they become available by contacting Shareholder Relations, 4501 West 47th Street, Chicago, IL 60632 (Telephone (773) 890-1010). In addition, documents filed with the SEC by the Company will be available free of charge at the SEC’s web site at www.sec.gov.

You may also read and copy any reports, statements and other information filed by the Company at the SEC public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

The Company and JRT Acquisition and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from Company stockholders in favor of the merger. Certain executive officers and directors of the Company have interests in the merger, including, among others: direct ownership of JRT Acquisition; change of control payments; acceleration of and/or vesting of restricted stock, deferred compensation fees and stock options; and their ownership of the Company common stock. These interests will be described in the proxy statement when it becomes available.

Home Products International, Inc. is an international consumer products company specializing in the manufacture and marketing of quality diversified housewares products. The Company sells its products through national and regional discounters including Kmart, Wal-Mart and Target, hardware/home centers, food/drug stores, juvenile stores and specialty stores.

NOTE: This press release may contain forward-looking statements regarding the Company. While management makes its best efforts to be accurate in making these forward-looking statements, such statements are based on management’s current expectations and are subject to risks, uncertainties and assumptions, including those identified below as well as other risks not yet known to the Company or not currently considered material by the Company. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those expected. These risks include, but are not limited to, costs and uncertainties associated with the stockholder litigation. For a more detailed description of these and other risk factors, please refer to the Company’s 10-K, 10-Q and other SEC filings. Copies of those filings are available at the SEC’s website www.sec.gov. The Company undertakes no obligation to update any such factors or to announce the results of any revision to any of the forward-looking statements contained herein to reflect future events or developments.

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